Exhibit 99.1

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Executive Offices	For Further Information Contact:

One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	Cody Phipps President and Chief Executive Officer Or Todd Shelton Senior Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS ELECTS WILLIAMS TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., October 31, 2014 – United Stationers Inc. (NASDAQ: USTR), a leading wholesale distributor of business products, announced today that Paul S. Williams joined its board of directors on October 27, 2014. The Governance Committee of the Board of Directors has not yet determined committee memberships for Mr. Williams. His election to the board brings the total number of members to nine, eight of whom are independent directors.

Mr. Williams (55) has been a partner at Major, Lindsey & Africa, LLC, a legal executive search firm, since 2005. Prior to joining Major, Lindsey & Africa he served as executive vice president, chief legal officer and secretary of Cardinal Health, Inc.

Mr. Williams has served on the board of directors of Compass Minerals International, Inc. since 2009, the board of Bob Evans Farms, Inc. since 2007, and the board of State Auto Financial Corporation, where he is the presiding lead director, since 2003.

Mr. Williams has a bachelor’s degree from Harvard University and a law degree from Yale University.

“We are extremely pleased to have Paul on our board,” said Charles K. Crovitz, chairman of United Stationers’ board of directors. “His extensive experience as a public company board member and distribution business executive, as well as his deep governance and M&A expertise, make Paul a valuable addition to our board.”

Company Overview

United Stationers Inc. is a leading supplier of business essentials, with 2013 net sales of $5.1 billion. The company stocks a broad assortment of over 140,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. The Company’s network of 65 distribution centers allows it to deliver these products to approximately 25,000 reseller customers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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